News

DENBURY REPORTS FIRST QUARTER 2019 RESULTS

PLANO, TX – May 7, 2019 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced a net loss of $26 million, or $0.06 per diluted share, for the first quarter of 2019. Adjusted net income(1) (a non-GAAP measure) was $45 million, or $0.10(1)(2) per diluted share, with the difference from the GAAP net loss primarily due to $92 million ($69 million after tax) of noncash expense related to fair value changes in the Company’s commodity derivative positions (see reconciliation of GAAP and non-GAAP measures in tables beginning on page 7 of this press release).

FIRST QUARTER AND RECENT HIGHLIGHTS

•	Production of 59,218 barrels of oil equivalent (“BOE”) per day (“BOE/d”), essentially flat with both 4Q 2018 and 1Q 2018 continuing production

•	Strong production response from Bell Creek Phase Five CO2 flood expansion; Bell Creek production up 5% from 4Q 2018 and up 15% from 1Q 2018

•	Generated operating cash flow of $119 million before giving effect to $55 million of cash outflows for working capital changes, resulting in GAAP cash flow from operations of $64 million

•
Generated free cash flow(1) (a non-GAAP measure) of $27 million after considering development capital expenditures, capitalized interest and interest treated as debt reduction (see reconciliation on page 8 of this press release)

•	Expect to generate free cash flow for full-year 2019 well in excess of $150 million based on current projections and oil futures prices

•	Reaffirmed bank credit facility at $615 million; no amounts were outstanding as of March 31, 2019

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)
Calculated using weighted average diluted shares outstanding of 455.5 million, 456.7 million, and 451.5 million for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

SELECTED QUARTERLY COMPARATIVE DATA

	Quarter Ended
(in millions, except per-share and per-unit data)	March 31, 2019	Dec. 31, 2018	March 31, 2018
Net income (loss)	$(26)	$174	$40
Adjusted net income(1) (non-GAAP measure)	45	46	54
Adjusted EBITDAX(1) (non-GAAP measure)	138	141	142
Net income (loss) per diluted share	(0.06)	0.38	0.09
Adjusted net income per diluted share(1)(2) (non-GAAP measure)	0.10	0.10	0.12
Cash flows from operations	64	136	92
Adjusted cash flows from operations less special items(1) (non-GAAP measure)	120	133	125
Development capital expenditures	61	107	48

Revenues	$303	$336	$348
Receipt (payment) on settlements of commodity derivatives	8	(26)	(33)
Revenues and commodity derivative settlements combined	$311	$310	$315

Average realized oil price per barrel (excluding derivative settlements)	$56.50	$60.50	$64.25
Average realized oil price per barrel (including derivative settlements)	58.09	55.75	57.89

Total continuing production (BOE/d)	59,218	59,867	59,876

MANAGEMENT COMMENT

Chris Kendall, Denbury’s President and CEO, commented, “The first quarter highlighted the compelling advantages of Denbury’s low-decline, high margin business. Our operating teams delivered another solid quarter, holding production flat with both the prior quarter and the first quarter of 2018 with limited capital spend. Our investments in Bell Creek continued to deliver great results, with net production reaching a record 4,650 barrels per day in the first quarter, up over 50% in the past two years. Our exploitation program continued to highlight even greater potential across our assets, with positive initial results in both our Conroe 2A sand horizontal test as well as our Tinsley Cotton Valley test.

“We maintained strong spending discipline, with G&A remaining at decade-low levels, unit LOE flat with the prior quarter, and capital within our guided range. Our peer-leading 97% oil weighting delivered yet another quarter of strong operating margins, well above $25 per BOE, supported by our overall differential to NYMEX WTI pricing, which remained positive for a sixth consecutive quarter.

“Combining this performance with a strengthening oil market, our outlook for the year has improved nicely. While we originally set our budget for the year based on generating $50 – $100 million in free cash at $50 WTI, our current performance and price expectations have significantly increased that anticipated

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)
Calculated using weighted average diluted shares outstanding of 455.5 million, 456.7 million, and 451.5 million for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

free cash number, which we now believe could be well above $150 million for the full year. This additional cash would provide great flexibility, giving us more capacity to reduce leverage and to continue to build on the great success we have had in improving our balance sheet over the past several years.

“As I consider the rest of 2019, I am looking forward to sharing more of what this great Company can deliver. We will maintain our priority of strengthening our balance sheet; the results of our high-return capital investments will continue to shine; we will continue to drive our highly impactful Cedar Creek Anticline enhanced oil recovery project toward first oil; and we will have results from exciting new exploitation tests. I see all of this combining to pave the way to a strong and sustainable future for Denbury.”

REVIEW OF OPERATING AND FINANCIAL RESULTS

Denbury’s production averaged 59,218 BOE/d during first quarter 2019, including 37,073 barrels of oil per day from tertiary properties and 22,145 BOE/d from non-tertiary properties, essentially flat with total continuing production levels in the first and fourth quarters of 2018. Further production information is provided on page 12 of this press release.

Denbury’s average realized oil price, excluding derivative contracts, was $56.50 per barrel (“Bbl”) in first quarter 2019, compared to $60.50 per Bbl in the prior quarter, and $64.25 per Bbl in first quarter 2018. Including derivative settlements, Denbury’s average realized oil price was $58.09 per Bbl in first quarter 2019, compared to $55.75 per Bbl in the prior quarter, and $57.89 per Bbl in first quarter 2018.

The Company’s average realized oil price during first quarter 2019 was $1.63 per Bbl above NYMEX WTI oil prices, compared to $1.69 per Bbl above NYMEX WTI in the prior quarter, and $1.29 per Bbl above NYMEX WTI in first quarter 2018. The differential improvement over first quarter 2018 was due primarily to strengthening in Gulf Coast premium prices, which represents approximately 60% of the Company’s crude oil production.

The Company’s total lease operating expenses in first quarter 2019 were $125 million, or $23.53 per BOE, a decrease of $3 million, or 2%, on an absolute-dollar basis compared to the prior quarter, and an increase of $7 million, or 6%, compared to first quarter 2018. The sequential-quarter decrease was primarily impacted by lower workover activity, with the year-over-year increase impacted by higher CO2 expense due to an increase in injection volumes and new floods and expansion areas moving into the production stage, resulting in costs being expensed versus capitalized.

Taxes other than income, which include ad valorem, production and franchise taxes, increased $1 million from the fourth quarter 2018, and decreased $4 million from the prior-year first quarter. The year-over-year decrease is generally due to a decrease in production taxes resulting from a decrease in oil and natural gas revenues.

General and administrative expenses were $19 million in first quarter 2019, a $9 million increase from the prior quarter, and a $1 million decrease compared to first quarter 2018. The sequential-quarter increase was primarily the result of the prior quarter including downward adjustments in performance-based compensation.

Interest expense, net of capitalized interest, totaled $17 million in first quarter 2019, consistent with the fourth quarter 2018 and first quarter 2018. Interest expense excludes approximately $21 million and $22 million in the first quarters of 2019 and 2018, respectively, of interest recorded as a reduction of debt for financial reporting purposes and not as interest expense, due to the accounting associated with debt exchange transactions completed in previous years. A schedule detailing the components of interest expense is included on page 14 of this press release.

Depletion, depreciation, and amortization (“DD&A”) was $57 million during first quarter 2019, compared to $52 million in first quarter 2018 and $60 million in fourth quarter 2018. The increase from first quarter 2018 was due primarily to an increase in depletable costs, whereas the decrease from fourth quarter 2018 was due primarily to accelerated depreciation of office leasehold improvement costs in that quarter.

Denbury’s effective tax rate for the first quarter 2019 was approximately 30%, higher than the Company’s estimated statutory rate of 25% due primarily to establishment of a valuation allowance against a portion of the Company’s business interest expense deduction that it estimates will be disallowed in the current year as a result of limitations enacted under the Tax Cuts and Jobs Act. As a result of this, the Company currently expects that its effective tax rate for the remainder of 2019 will be approximately 30%, but could move higher or lower depending in part on taxable income.

BANK CREDIT FACILITY, CASH FLOW AND LIQUIDITY

The Company’s borrowing base and commitment level under its senior secured bank credit facility (the “Facility”) was reaffirmed at the previously existing amount of $615 million pursuant to the May 2019 semiannual borrowing base redetermination. The Company had no outstanding borrowings under the Facility as of March 31, 2019, leaving $560 million of liquidity available after consideration of $55 million of currently outstanding letters of credit.

In first quarter 2019, the Company generated operating cash flow of $119 million, before giving effect to $55 million of cash outflows for working capital changes, which resulted in net GAAP cash flow from operations of $64 million. The Company generally experiences its highest level of working capital outflows in the first quarter of each year due to payments associated with accrued compensation and accrued ad valorem taxes. In first quarter 2019 the Company also incurred a $22 million working capital outflow associated with an increase in accrued revenues due primarily to the change in realized oil price in March 2019 compared to December 2018. These working capital outflows in the first quarter were the primary reason for the reduction in the Company’s cash balance from $39 million at December 31, 2018 to $6 million at March 31, 2019.

2019 CAPITAL BUDGET AND ESTIMATED PRODUCTION

The Company’s 2019 capital budget, excluding acquisitions and capitalized interest, remains unchanged from the previously estimated range of approximately $240 million to $260 million. The capital budget consists of approximately $200 million for tertiary and non-tertiary field costs and CO2 supply, plus approximately $50 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs). Of this combined capital expenditure amount, approximately $61 million (24%) has been incurred through the first quarter 2019. Denbury’s estimated 2019 production is also unchanged from the previously disclosed range of 56,000 to 60,000 BOE/d.

CONFERENCE CALL AND ANNUAL MEETING INFORMATION

Denbury management will host a conference call to review and discuss first quarter 2019 financial and operating results, as well as financial and operating guidance for 2019, today, Tuesday, May 7, at 10:00 A.M. (Central). Additionally, Denbury will post presentation materials on its website which will be referenced during the conference call. Individuals who would like to participate should dial 800.230.1093 or 612.332.0226 ten minutes before the scheduled start time. To access a live webcast of the conference call and accompanying slide presentation, please visit the investor relations section of the Company’s website at www.denbury.com. The webcast will be archived on the website, and a telephonic replay will be accessible for at least one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 426563.

Denbury’s 2019 Annual Meeting of Stockholders will be held on Wednesday, May 22, 2019, at 8:00 A.M. (Central), at Denbury’s corporate offices located at 5320 Legacy Drive, Plano, Texas.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

Following are unaudited financial highlights for the comparative three-month periods ended March 31, 2019 and 2018 and the three-month period ended December 31, 2018. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings (along with additional required disclosures) included or to be included in the Company’s periodic reports:

	Three Months Ended
	March 31,		Dec. 31,
In thousands, except per-share data	2019	2018	2018
Revenues and other income
Oil sales	$291,965	$337,406	$324,337
Natural gas sales	2,612	2,615	3,038
CO2 sales and transportation fees	8,570	7,552	8,729
Other income	2,305	5,661	2,251
Total revenues and other income	305,452	353,234	338,355
Expenses
Lease operating expenses	125,423	118,356	128,453
Marketing and plant operating expenses	12,045	12,424	13,602
CO2 discovery and operating expenses	556	462	1,146
Taxes other than income	23,785	27,319	22,773
General and administrative expenses	18,925	20,232	10,272
Interest, net of amounts capitalized of $10,534, $8,452 and $10,262, respectively	17,398	17,239	17,714
Depletion, depreciation, and amortization	57,297	52,451	59,738
Commodity derivatives expense (income)	83,377	48,825	(210,688)
Other expenses	3,079	2,328	72,700
Total expenses	341,885	299,636	115,710
Income (loss) before income taxes	(36,433)	53,598	222,645
Income tax provision (benefit)
Current income taxes	(1,281)	(1,032)	(12,327)
Deferred income taxes	(9,478)	15,052	60,493
Net income (loss)	$(25,674)	$39,578	$174,479

Net income (loss) per common share
Basic	$(0.06)	$0.10	$0.39
Diluted	$(0.06)	$0.09	$0.38

Weighted average common shares outstanding
Basic	451,720	392,742	451,613
Diluted	451,720	451,543	456,665

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to adjusted net income (non-GAAP measure)

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. Management believes that adjusted net income (loss) may be helpful to investors by eliminating the impact of noncash and/or special or unusual items not indicative of the Company’s performance from period to period, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income should not be considered in isolation, as a substitute for, or more meaningful than, net income or any other measure reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

	Three Months Ended
	March 31,				Dec. 31,
	2019		2018		2018
In thousands, except per-share data	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) (GAAP measure)	$(25,674)	$(0.06)	$39,578	$0.09	$174,479	$0.38
Adjustments to reconcile to adjusted net income (non-GAAP measure)
Noncash fair value losses (gains) on commodity derivatives(1)	91,583	0.20	15,468	0.03	(236,198)	(0.52)
Accrued expense related to litigation over a helium supply contract (included in other expenses)(2)	409	0.00	—	—	49,373	0.11
Impairment of loan receivable and related assets (included in other expenses)(3)	—	—	—	—	17,805	0.04
Acquisition transaction costs related to previous Penn Virginia transaction (included in other expenses)	1,336	0.00	—	—	4,373	0.01
Other adjustments(4)	1,310	0.00	2,075	0.00	1,300	0.00
Estimated income taxes on above adjustments to net income (loss) and other discrete tax items(5)	(23,708)	(0.04)	(3,140)	0.00	35,282	0.08
Adjusted net income (non-GAAP measure)	$45,256	$0.10	$53,981	$0.12	$46,414	$0.10

(1)	The net change between periods of the fair market values of open commodity derivative positions, excluding the impact of settlements on commodity derivatives during the period.

(2)
Expense associated with a trial court’s unfavorable ruling related to the non-delivery of helium volumes from the Company’s Riley Ridge Unit under a helium supply contract. The accrual represents the aggregate cap of contractual liquidated damages the Company would be required to pay of $46 million, plus other costs associated with the settlement of approximately $3 million through December 31, 2018, and <$1 million during the first quarter of 2019 for the period subsequent to year-end 2018.

(3)
Impairment of an outstanding loan receivable and related assets related to the development of a proposed plant in the Gulf Coast that would potentially supply CO2 to Denbury, due to uncertainty that the project will achieve financial close.

(4)
Other adjustments include (a) $1 million of expense related to an impairment of assets during the three months ended March 31, 2019, (b) $2 million of transaction costs related to the Company’s privately negotiated debt exchanges during the three months ended March 31, 2018, and (c) $1 million of costs related to the Company’s land sales during the three months ended December 31, 2018.

(5)
The estimated income tax impacts on adjustments to net income (loss) are generally computed based upon a statutory rate of 25% with the exception of the tax impact of a shortfall (benefit) on the stock-based compensation deduction which totaled $1 million and ($0.1) million during the three months ended March 31, 2018 and December 31, 2018, respectively, and a tax benefit for enhanced oil recovery income tax credits of $5 million during the three months ended December 31, 2018.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure) to adjusted cash flows from operations less special items (non-GAAP measure) to adjusted cash flows from operations less special items and interest treated as debt reduction (non-GAAP measure) and free cash flow (deficit) (non-GAAP measure)

Adjusted cash flows from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. Adjusted cash flows from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Adjusted cash flows from operations less special items and adjusted cash flows from operations less special items and interest treated as debt reduction are additional non-GAAP measures that remove interest associated with the Company’s senior secured second lien notes and convertible senior notes not reflected as interest expense for financial reporting purposes and other special items. Free cash flow (deficit) is a non-GAAP measure that represents adjusted cash flows from operations less special items and interest treated as debt reduction less development capital expenditures before acquisitions and capitalized interest. Management believes that it is important to consider these additional measures, along with cash flows from operations, as it believes the non-GAAP measures can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and related factors, without regard to whether the earned or incurred item was collected or paid during that period.

	Three Months Ended
In thousands	March 31,		Dec. 31,
	2019	2018	2018
Net income (loss) (GAAP measure)	$(25,674)	$39,578	$174,479
Adjustments to reconcile to adjusted cash flows from operations
Depletion, depreciation, and amortization	57,297	52,451	59,738
Deferred income taxes	(9,478)	15,052	60,493
Stock-based compensation	3,263	2,592	3,240
Noncash fair value losses (gains) on commodity derivatives	91,583	15,468	(236,198)
Other	2,171	299	3,607
Adjusted cash flows from operations (non-GAAP measure)	119,162	125,440	65,359
Net change in assets and liabilities relating to operations	(54,796)	(33,813)	70,796
Cash flows from operations (GAAP measure)	$64,366	$91,627	$136,155

Adjusted cash flows from operations (non-GAAP measure)	$119,162	$125,440	$65,359
Accrued expense related to ligation over a helium supply contract	409	—	49,373
Impairment of loan receivable and related assets	—	—	17,805
Adjusted cash flows from operations less special items (non-GAAP measure)	119,571	125,440	132,537
Interest on notes treated as debt reduction	(21,279)	(22,049)	(21,262)
Adjusted cash flows from operations less special items and interest treated as debt reduction (non-GAAP measure)	98,292	103,391	111,275
Development capital expenditures	(61,163)	(47,627)	(107,451)
Capitalized interest	(10,534)	(8,452)	(10,262)
Free cash flow (deficit) (non-GAAP measure)	$26,595	$47,312	$(6,438)

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value gains (losses) on commodity derivatives (non-GAAP measure)

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from “Commodity derivatives expense (income)” in the Unaudited Condensed Consolidated Statements of Operations in that the noncash fair value gains (losses) on commodity derivatives represents only the net change between periods of the fair market values of open commodity derivative positions, and excludes the impact of settlements on commodity derivatives during the period. Management believes that noncash fair value gains (losses) on commodity derivatives is a useful supplemental disclosure to “Commodity derivatives expense (income)” because the GAAP measure also includes settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies in calculating EBITDA and in adjusting net income (loss) to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2019	2018	2018
Receipt (payment) on settlements of commodity derivatives	$8,206	$(33,357)	$(25,510)
Noncash fair value gains (losses) on commodity derivatives (non-GAAP measure)	(91,583)	(15,468)	236,198
Commodity derivatives income (expense) (GAAP measure)	$(83,377)	$(48,825)	$210,688

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to Adjusted EBITDAX (non-GAAP measure)

Adjusted EBITDAX is a non-GAAP financial measure which management uses and is calculated based upon (but not identical to) a financial covenant related to “Consolidated EBITDAX” in the Company’s senior secured bank credit facility, which excludes certain items that are included in net income (loss), the most directly comparable GAAP financial measure. Items excluded include interest, income taxes, depletion, depreciation, and amortization, and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring. Management believes Adjusted EBITDAX may be helpful to investors in order to assess the Company’s operating performance as compared to that of other companies in the industry, without regard to financing methods, capital structure or historical costs basis. It is also commonly used by third parties to assess leverage and the Company’s ability to incur and service debt and fund capital expenditures. Adjusted EBITDAX should not be considered in isolation, as a substitute for, or more meaningful than, net income (loss), cash flow from operations, or any other measure reported in accordance with GAAP. The Company’s Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX, EBITDAX or EBITDA in the same manner.  The following table presents a reconciliation of the Company’s net income (loss) to Adjusted EBITDAX.

	Three Months Ended
In thousands	March 31,		Dec. 31,
	2019	2018	2018
Net income (loss) (GAAP measure)	$(25,674)	$39,578	$174,479
Adjustments to reconcile to Adjusted EBITDAX
Interest expense	17,398	17,239	17,714
Income tax expense (benefit)	(10,759)	14,020	48,166
Depletion, depreciation, and amortization	57,297	52,451	59,738
Noncash fair value losses (gains) on commodity derivatives	91,583	15,468	(236,198)
Stock-based compensation	3,263	2,592	3,240
Accrued expense related to litigation over a helium supply contract	409	—	49,373
Impairment of loan receivable and related assets	—	—	17,805
Noncash, non-recurring and other(1)	4,377	790	6,643
Adjusted EBITDAX (non-GAAP measure)	$137,894	$142,138	$140,960

(1)	Excludes proforma adjustments related to qualified acquisitions or dispositions under the Company’s senior secured bank credit facility.

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
	2019	2018	2018
Production (daily – net of royalties)
Oil (barrels)	57,414	58,354	58,266
Gas (mcf)	10,827	11,904	9,603
BOE (6:1)	59,218	60,338	59,867
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$56.50	$64.25	$60.50
Gas (per mcf)	2.68	2.44	3.44
BOE (6:1)	55.27	62.61	59.44
Unit sales price (including derivative settlements)
Oil (per barrel)	$58.09	$57.89	$55.75
Gas (per mcf)	2.68	2.44	3.44
BOE (6:1)	56.81	56.47	54.81
NYMEX differentials
Gulf Coast region
Oil (per barrel)	$4.26	$2.05	$5.34
Gas (per mcf)	(0.10)	0.10	0.24
Rocky Mountain region
Oil (per barrel)	$(2.56)	$(0.06)	$(4.31)
Gas (per mcf)	(0.28)	(0.92)	(0.85)
Total company
Oil (per barrel)	$1.63	$1.29	$1.69
Gas (per mcf)	(0.20)	(0.40)	(0.29)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
Average Daily Volumes (BOE/d) (6:1)	2019	2018	2018
Tertiary oil production
Gulf Coast region
Delhi	4,474	4,169	4,526
Hastings	5,539	5,704	5,480
Heidelberg	3,987	4,445	4,269
Oyster Bayou	4,740	5,056	4,785
Tinsley	4,659	6,053	5,033
West Yellow Creek	436	57	375
Mature properties(1)	6,479	6,726	6,748
Total Gulf Coast region	30,314	32,210	31,216
Rocky Mountain region
Bell Creek	4,650	4,050	4,421
Salt Creek	2,057	2,002	2,107
Other	52	—	20
Total Rocky Mountain region	6,759	6,052	6,548
Total tertiary oil production	37,073	38,262	37,764
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	1,034	875	1,023
Texas	4,345	4,386	4,319
Other	466	431	457
Total Gulf Coast region	5,845	5,692	5,799
Rocky Mountain region
Cedar Creek Anticline	14,987	14,437	14,961
Other	1,313	1,485	1,343
Total Rocky Mountain region	16,300	15,922	16,304
Total non-tertiary production	22,145	21,614	22,103
Total continuing production	59,218	59,876	59,867
Property sales
Lockhart Crossing(2)	—	462	—
Total production	59,218	60,338	59,867

(1)	Mature properties include Brookhaven, Cranfield, Eucutta, Little Creek, Mallalieu, Martinville, McComb and Soso fields.

(2)	Includes production from Lockhart Crossing Field sold in the third quarter of 2018.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
	2019	2018	2018
Oil and natural gas revenues	$55.27	$62.61	$59.44
Receipt (payment) on settlements of commodity derivatives	1.54	(6.14)	(4.63)
Lease operating expenses	(23.53)	(21.80)	(23.32)
Production and ad valorem taxes	(4.13)	(4.61)	(3.78)
Marketing expenses, net of third-party purchases, and plant operating expenses	(1.88)	(1.75)	(1.86)
Production netback	27.27	28.31	25.85
CO2 sales, net of operating and exploration expenses	1.51	1.30	1.37
General and administrative expenses	(3.55)	(3.73)	(1.87)
Interest expense, net	(3.26)	(3.17)	(3.22)
Other	0.39	0.39	(10.26)
Changes in assets and liabilities relating to operations	(10.28)	(6.23)	12.85
Cash flows from operations	12.08	16.87	24.72
DD&A	(10.75)	(9.66)	(10.85)
Deferred income taxes	1.78	(2.77)	(10.98)
Noncash fair value gains (losses) on commodity derivatives	(17.18)	(2.85)	42.88
Other noncash items	9.25	5.70	(14.09)
Net income (loss)	$(4.82)	$7.29	$31.68

CAPITAL EXPENDITURE SUMMARY (UNAUDITED)(1)

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2019	2018	2018
Capital expenditure summary
Tertiary oil fields	$26,028	$18,273	$35,427
Non-tertiary fields	21,674	14,922	53,097
Capitalized internal costs(2)	11,890	14,085	12,572
Oil and natural gas capital expenditures	59,592	47,280	101,096
CO2 pipelines, sources and other	1,571	347	6,355
Capital expenditures, before acquisitions and capitalized interest	61,163	47,627	107,451
Acquisitions of oil and natural gas properties	29	35	391
Capital expenditures, before capitalized interest	61,192	47,662	107,842
Capitalized interest	10,534	8,452	10,262
Capital expenditures, total	$71,726	$56,114	$118,104

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

DENBURY RESOURCES INC.
INTEREST AND FINANCING EXPENSES (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2019	2018	2018
Cash interest(1)	$47,948	$46,603	$47,972
Interest not reflected as expense for financial reporting purposes(1)	(21,279)	(22,049)	(21,262)
Noncash interest expense	1,263	1,137	1,266
Less: capitalized interest	(10,534)	(8,452)	(10,262)
Interest expense, net	$17,398	$17,239	$17,714

(1)
Cash interest includes interest which is paid semiannually on the Company’s 9% Senior Secured Second Lien Notes due 2021, 9¼% Senior Secured Second Lien Notes due 2022, and the Company’s previously outstanding 5% Convertible Senior Notes due 2023 and 3½% Convertible Senior Notes due 2024. As a result of the accounting for certain exchange transactions in previous years, most of the future interest related to these notes was recorded as debt as of the transaction date, which is reduced as semiannual interest payments are made, and therefore not reflected as interest for financial reporting purposes.

SELECTED BALANCE SHEET DATA (UNAUDITED)

	March 31,	December 31,
In thousands	2019	2018
Cash and cash equivalents	$5,749	$38,560
Total assets	4,691,162	4,723,222

Borrowings under senior secured bank credit facility	$—	$—
Borrowings under senior secured second lien notes (principal only)(1)	1,520,587	1,520,587
Borrowings under senior subordinated notes (principal only)	826,185	826,185
Financing and capital leases	178,919	185,435
Total debt (principal only)	$2,525,691	$2,532,207

Total stockholders’ equity	$1,119,320	$1,141,777

(1)	Excludes $250 million of future interest payable on the notes as of March 31, 2019 and December 31, 2018 accounted for as debt for financial reporting purposes.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31,
In thousands	2019	2018
Cash flows from operating activities
Net income (loss)	$(25,674)	$39,578
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depletion, depreciation, and amortization	57,297	52,451
Deferred income taxes	(9,478)	15,052
Stock-based compensation	3,263	2,592
Commodity derivatives expense	83,377	48,825
Receipt (payment) on settlements of commodity derivatives	8,206	(33,357)
Debt issuance costs and discounts	1,263	1,137
Other, net	908	(838)
Changes in assets and liabilities, net of effects from acquisitions
Accrued production receivable	(21,591)	(11,510)
Trade and other receivables	1,024	348
Other current and long-term assets	(387)	(1,886)
Accounts payable and accrued liabilities	(35,966)	(19,817)
Oil and natural gas production payable	4,605	(673)
Other liabilities	(2,481)	(275)
Net cash provided by operating activities	64,366	91,627

Cash flows from investing activities
Oil and natural gas capital expenditures	(86,986)	(56,669)
Pipelines and plants capital expenditures	(1,682)	(156)
Net proceeds from sales of oil and natural gas properties and equipment	104	1,522
Other	(3,237)	3,927
Net cash used in investing activities	(91,801)	(51,376)

Cash flows from financing activities
Bank repayments	(103,000)	(571,653)
Bank borrowings	103,000	546,653
Pipeline financing and capital lease debt repayments	(4,108)	(6,287)
Other	(1,099)	(9,291)
Net cash used in financing activities	(5,207)	(40,578)
Net decrease in cash, cash equivalents, and restricted cash	(32,642)	(327)
Cash, cash equivalents, and restricted cash at beginning of period	54,949	15,992
Cash, cash equivalents, and restricted cash at end of period	$22,307	$15,665